Exhibit 99

REPORT OF AUDIT COMMITTEE

The Audit Committee of America First Companies L.L.C. (“America First”), which is the general partner of the general partner of America First Tax Exempt Investment Partners, L.P. (the “Partnership”), is currently comprised of Martin A. Massengale, Clayton K . Yeutter and Patrick J. Jung each of whom is an independent manager of America First. The Audit Committee operates under a written charter.

The Partnership’s management, which consists of the Partnership’s general partner and America First, is responsible for the preparation of the Partnership’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Partnership’s independent auditors and they are responsible for conducting an independent audit of the Partnership’s annual financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management of the Partnership and with representatives of KPMG.. As a result of these discussions, the Audit Committee believes that America First maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Partnership’s financial position and results of its operations with the exception of the conditions disclosed in Item 9A of the Partnership’s Annual Report on Form 10-K/A which the Audit Committee believes have now been corrected. Discussions with KPMG also included the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committees).

In addition, the Audit Committee reviewed the independence of KPMG. We received written disclosures and a letter from KPMG regarding its independence as required by Independent Standards Board Standards No. 1 and discussed this information with KPMG.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Partnership for the year ended December 31, 2003 be included in the Partnership’s annual report on Form 10-K/A to be filed with the Securities and Exchange Commission.

Martin A. Massengale
Clayton K. Yeutter
Patrick J. Jung

70